CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Trustees and Shareholders
Rainier Investment Management Mutual Funds:
We consent to the use of our report dated May 18, 2007 on the financial statements of the Large Cap Growth Equity Portfolio, a separate series of Rainier Investment Management Mutual Funds, incorporated herein by reference, and to the references to our firm under the headings “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.
/s/ KPMG LLP
Los Angeles, California
January 15, 2008